Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES FIRST QUARTER 2011
FINANCIAL AND OPERATIONAL RESULTS

DENVER, COLORADO, May 5, 2011 /Marketwire/ — Venoco, Inc. (NYSE: VQ) today reported financial and operational results for the first quarter of 2011.  Highlights include the following:

•                  Lease operating expenses of $13.52 per BOE

•                  Production from legacy oil & gas assets up almost 500 BOE/d from fourth quarter 2010

•                  Daily production of 17,815 barrels of oil equivalent (BOE) for the first quarter

The company also announced the following:

•                  Discovery of approximately 134 MMBO resource potential in two of the company’s four Monterey areas: results from 2010 vertical wells advanced analysis of areas*

•                  Revolving credit facility increased and extended

The company reported a net loss of $24 million for the quarter primarily as a result of unrealized commodity derivative losses of $33 million and a one-time realized loss of $38 million related to the company’s interest rate swap which was settled in conjunction with the company’s first quarter 2011 refinancing. Adjusted EBITDA was $51 million for the quarter on oil and natural gas revenues of $78 million and realized commodity derivative gains of $5 million. Adjusted Earnings for the quarter were $8 million. Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of those measures to net income (loss).

*See “Forward-looking Statements and Other Disclosure Matters” for a definition of discovery and disclosure concerning resource potential estimates.

Venoco 1Q 2011 Results

Production

Production in the first quarter of 2011 was 17,815 BOE/d, up 3% from fourth quarter 2010 and down 2% from first quarter 2010 production (excluding volumes from the company’s producing Texas assets which were sold during the second quarter of 2010).

“Our production base from legacy Southern California and Sacramento Basin assets has started the year well,” said Tim Marquez, Chairman and CEO.  “In the Sacramento Basin we’ve had success drilling two of three seismic anomalies, which we expect will be a positive contribution to 2011 production volumes.  This month we also kicked off wellwork and drilling at Platform Gail and we are preparing to spud our first of several wells at West Montalvo.”

The following table details the company’s daily production by region for each of the quarters presented (BOE/d):

	Quarter Ended
Region	3/31/10	12/31/10	3/31/11
Sacramento Basin	9,816	10,163	10,591
Southern California	8,287	7,165	7,224
Texas	1,281	—	—
Total	19,384	17,328	17,815

Capital Investment

Total costs incurred during the first quarter were $64 million, including $47 million for drilling and rework activities, $2 million for facilities, and $15 million for seismic, leasehold, and capitalized G&A.

The company spent $22 million or 35% of its development and other capital expenditures in the Sacramento Basin. The company spud 14 wells and performed 46 recompletions and 5 hydraulic fractures in the Basin during the first quarter.  The company’s current plan is to drill approximately 40 wells and perform approximately 220 recompletions and 20 fracs in the Basin during the year.

There were minimal drilling or wellwork expenditures during the first quarter of 2011 in the company’s legacy Southern California assets. Total development and other capital expenditures for the quarter in this area were $5 million or 7% of the company’s total first quarter 2011 capital expenditures.  The company finished structural work during the quarter at Platform Holly which is a prerequisite for wellwork and drilling activity slated to begin in the third quarter.  The company recently commenced workover and drilling activities in the Sockeye field which are expected to be completed within the second quarter.  In the West Montalvo field, the company has drilling permits for seven offshore well locations and two onshore locations with plans to spud its first well in the second quarter.

The company spent $37 million or 58% of its development and other capital expenditures on projects targeting the onshore Monterey shale formation. The company spud five new wells during the quarter and set casing on three other wells. The company began actively drilling its onshore Monterey shale acreage in early 2010 and to date has spud 18 wells (12 vertical and six horizontal), set casing on 13 wells (nine vertical and four horizontal), used two vertical wells as pilot holes to start horizontal wells, and is currently drilling two vertical wells. The company continues to build on its onshore undeveloped Monterey shale acreage position which is currently approximately 240,000 gross and 159,000 net acres. An additional 60,000 gross and 46,000 net acres with Monterey shale potential are held by production.

“While to date we have not seen significant cumulative production as a result of our drilling in the onshore Monterey, we have been encouraged by the scientific information collected thus far.  After extensive logging, coring and testing we have accumulated sufficient data from our vertical wells to announce discoveries in our Sevier prospect in Kern County and in our Salinas Valley prospect,” said Mr. Marquez.  “We believe the resource potential in Sevier is approximately 90 MMBOE on 20-acre spacing and approximately 44 MMBOE on 40-acre spacing in the Salinas Valley.”

Venoco’s current development, exploitation and exploration capital expenditure budget for 2011 is $200 million.  The company is currently reviewing its capital expenditure program and expects that, during the second quarter, it will increase its budget approximately 15%, subject to approval from the Board of Directors.  The revised budget would enable the company to pursue additional opportunities at the company’s legacy fields and drill 13 net wells in its Monterey prospects.

Lease Operating Expenses

Venoco’s first quarter 2011 lease operating expenses increased to $13.52 per BOE from $12.61 per BOE in the fourth quarter 2010 and $11.95 per BOE in the first quarter 2010.

“We’ve anticipated cost inflation for more than a year, but our personnel continue to focus on optimizing operations and controlling costs,” Mr. Marquez said.

Costs and Expenses

	Quarter Ended
UNAUDITED (per BOE)	3/31/10	12/31/10	3/31/11
Lease Operating Expenses	$11.95	$12.61	$13.52
Production/Property Taxes	1.27	0.87	0.97
DD&A Expense	11.45	12.74	13.53
G&A Expense(1)	4.77	4.93	5.22
Interest Expense(2)	8.78	9.46	10.17
Total	$38.22	$40.61	$43.41

(1)          Net of amounts capitalized and excluding stock-based compensation.  See the end of this release for a reconciliation of G&A per BOE.

(2)          Includes interest expense, realized (gain) loss on interest rate swap and amortization of deferred loan fees.  In connection with the repayment of the second lien term loan (discussed below), the company settled interest rate derivative swaps in February 2011 for $38.1 million, resulting in a significant realized interest rate derivative loss for Q1 2011.  For purposes of the above per BOE metric, the settlement cost of $38.1 million was excluded from the calculation of interest expense.

Balance Sheet & Liquidity

Venoco completed two capital raising transactions during the first quarter which provided the company with additional liquidity.  The company received net proceeds of approximately $82 million from an equity transaction and net proceeds of approximately $491 million from an issuance of $500 million of 8.875% senior unsecured notes which are due in 2019. The proceeds were used to repay the company’s second lien term loan, settle the related interest rate derivative and repay the outstanding balance on the company’s revolving credit facility.  In April, the company successfully amended its revolving credit facility to extend the maturity of the facility from January 2013 to March 2016, increase the maximum loan amount to $500 million from $300 million, and increase the current borrowing base to $200 million from $125 million.

“With the refinancing we have pushed debt maturities out five or more years and provided Venoco with additional liquidity.  Since the beginning of 2010, including selling our Texas assets, we have reduced debt by $52 million while maintaining relatively flat production from legacy assets and shifting our capital focus to build our position in the onshore Monterey shale play,” Mr. Marquez explained.

Earnings Conference Call

Venoco will host a conference call to discuss results today, Thursday, May 5, 2011 at 11:00 AM Eastern Time (9 AM Mountain). The conference call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com. Those wanting to participate in the Q&A portion can call (800) 561-2693 and use conference code 15487813. International participants can call (617) 614-3523 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 88332735.  The replay will also be available on the Venoco website for 30 days.

Annual Stockholders Meeting

The company’s annual stockholders’ meeting will be held at 7:30 AM Mountain Time on Wednesday, June 8, 2011 at the Four Seasons Hotel, 1111 14th Street, Denver, Colorado.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties primarily in California.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates three onshore properties in Southern California, and has extensive operations in Northern California’s Sacramento Basin.

Forward-looking Statements and Other Disclosure Matters

Statements made in this news release relating to Venoco’s future production, expenses, capital expenditures and development projects, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. The company’s activities with respect to the onshore Monterey Shale and other projects are subject to numerous operating, geological and other risks and may not be successful. The company’s results in the onshore Monterey Shale will be subject to greater risks than in areas where it has more data and drilling and production experience. Results from the company’s onshore Monterey Shale project will depend on, among other things, its ability to identify productive intervals and drilling and completion techniques necessary to achieve commercial production from those intervals. All forward-looking statements are made only as of the date hereof and the company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

The term discovery, as used in this press release, refers to a petroleum accumulation or accumulations for which one or several exploratory wells have, in the company’s judgment, established through testing, sampling and/or logging the existence of a significant quantity of potentially moveable hydrocarbons.

References to resource potential reflect internal estimates of resources that may potentially be recoverable through additional drilling or recovery techniques.  Such estimates are by their nature more uncertain than estimates of proved reserves and are not discounted to reflect the risk of production impediments, unsuccessful development activity, permitting issues, cost increases and other potential problems.  Accordingly, those estimated resources are subject to substantially greater risk of not actually being realized by the company.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended
UNAUDITED	12/31/10	3/31/11	% Change	3/31/10	3/31/11	% Change
Production Volume:
Oil (MBbls)(1)	629	608	-3%	781	608	-22%
Natural Gas (MMcf)	5,791	5,972	3%	5,781	5,972	3%
MBOE	1,594	1,603	1%	1,745	1,603	-8%
Daily Average Production Volume:
Oil (Bbls/d)	6,837	6,756	-1%	8,678	6,756	-22%
Natural Gas (Mcf/d)	62,946	66,356	5%	64,233	66,356	3%
BOE/d	17,328	17,815	3%	19,384	17,815	-8%
Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$74.58	$86.38	16%	$68.56%	86.38	26%
Realized hedging gain (loss)	(3.02)	(1.51)	-50%	(1.38)	(1.51)	9%
Net realized price	$71.56	$84.87	19%	$67.18%	84.87	26%
Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$3.96	$4.03	2%	$5.34%	4.03	-25%
Realized hedging gain (loss)	2.15	1.07	-50%	0.65	1.07	65%
Net realized price	$6.11	$5.10	-17%	$5.99%	5.10	-15%
Expense per BOE (in dollars):
Lease operating expenses	$12.61	$13.52	7%	$11.95%	13.52	13%
Production and property taxes	$0.87	$0.97	11%	$1.27%	0.97	-24%
Transportation expenses	$1.64	$1.24	-24%	$0.62%	1.24	100%
Depreciation, depletion and amortization	$12.74	$13.53	6%	$11.45%	13.53	18%
General and administrative(2)	$5.72	$6.13	7%	$5.39%	6.13	14%
Interest expense	$6.30	$7.92	26%	$5.80%	7.92	37%

(1)  Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal). Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on the timing of barge deliveries, oil in tanks and pipeline inventories, and oil pipeline sales nominations.

(2)  Net of amounts capitalized.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended
UNAUDITED (In thousands)	12/31/10	3/31/11	3/31/10	3/31/11
REVENUES:
Oil and natural gas sales	$71,275	$78,319	$81,936	$78,319
Other	791	871	820	871
Total revenues	72,066	79,190	82,756	79,190
EXPENSES:
Lease operating expense	20,103	21,676	20,850	21,676
Production and property tax	1,387	1,548	2,222	1,548
Transportation expense	2,613	1,986	1,078	1,986
Depletion, depreciation and amortization	20,313	21,691	19,974	21,691
Accretion of asset retirement obligation	1,592	1,590	1,585	1,590
General and administrative	9,119	9,829	9,409	9,829
Total expenses	55,127	58,320	55,118	58,320
Income from operations	16,939	20,870	27,638	20,870
FINANCING COSTS AND OTHER:
Interest expense	10,045	12,697	10,124	12,697
Interest rate derivative realized (gains) losses	4,531	41,147	4,509	41,147
Interest rate derivative unrealized (gains) losses	(9,561)	(40,064)	5,015	(40,064)
Amortization of deferred loan costs	507	531	677	531
Loss on extinguishment of debt	—	1,357	—	1,357
Commodity derivative realized (gains) losses	(29,632)	(5,468)	(2,661)	(5,468)
Commodity derivative unrealized (gains) losses and amortization of derivative premiums	37,514	34,595	(33,814)	34,595
Total financing costs and other	13,404	44,795	(16,150)	44,795
Income (loss) before taxes	3,535	(23,925)	43,788	(23,925)
Income tax provision (benefit)	(900)	—	(200)	—
Net income (loss)	$4,435	$(23,925)	$43,988	$(23,925)

Weighted average common shares outstanding:
Basic	53,451	56,159	50,993	56,159
Diluted	53,817	56,159	51,920	56,159

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CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/10	3/31/11
ASSETS
Cash and cash equivalents	$5,024	$21,598
Accounts receivable	29,602	31,169
Inventories	6,229	6,583
Prepaid expenses and other current assets	4,585	3,887
Income tax receivable	931	931
Commodity derivatives	26,407	25,102
Total current assets	72,778	89,270
Net property, plant and equipment	648,044	691,997
Total other assets	30,101	34,345
TOTAL ASSETS	$750,923	$815,612
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$45,396	$40,326
Interest payable	5,538	14,337
Commodity and interest derivatives	33,483	26,511
Total current liabilities	84,417	81,174
LONG-TERM DEBT	633,592	643,443
COMMODITY AND INTEREST DERIVATIVES	23,430	16,357
ASSET RETIREMENT OBLIGATIONS	93,721	96,215
Total liabilities	835,160	837,189
Total stockholders’ equity	(84,237)	(21,577)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$750,923	$815,612

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GAAP RECONCILIATIONS

Adjusted Earnings and Adjusted EBITDA

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before the effects of the items listed in the table below.  We calculate the tax effect of reconciling items by re-performing our period-end tax calculation excluding the reconciling items from earnings.  The difference between this calculation and the tax expense/benefit recorded for the period results in the tax effect disclosed below.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations. Adjusted Earnings should not be considered a substitute for net income (loss) as reported in accordance with GAAP.

We define Adjusted EBITDA as net income (loss) before the effects of the items listed in the table below.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended
UNAUDITED ($ in thousands)	3/31/10	12/31/10	3/31/11
Adjusted Earnings Reconciliation
Net Income	$43,988	$4,435	$(23,925)
Plus:
Unrealized commodity (gains) losses	(39,471)	29,678	32,605
Unrealized interest rate derivative (gains) losses	5,015	(9,561)	(40,064)
Loss on extinguishment of debt	—	—	1,357
Settlement of interest rate derivative contracts in conjunction with the repayment of the second lien term loan	—	—	38,065
Tax effects	—	—	—
Adjusted Earnings	$9,532	$24,552	$8,038

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	Quarter Ended
UNAUDITED ($ in thousands)	3/31/10	12/31/10	3/31/11
Adjusted EBITDA Reconciliations:
Net income	$43,988	$4,435	$(23,925)
Interest expense	10,124	10,045	12,697
Interest rate derivative (gains) losses - realized	4,509	4,531	41,147
Income taxes	(200)	(900)	—
DD&A	19,974	20,313	21,691
Accretion of asset retirement obligation	1,585	1,592	1,590
Amortization of deferred loan costs	677	507	531
Loss on extinguishment of debt	—	—	1,357
Share-based payments	1,323	1,535	1,824
Amortization of derivative premiums	5,657	7,836	1,990
Unrealized commodity derivative (gains) losses	(39,471)	29,678	32,605
Unrealized interest rate derivative (gains) losses	5,015	(9,561)	(40,064)
Adjusted EBITDA	$53,181	$70,011	$51,443

We also provide per BOE G&A expenses excluding share-based compensation charges.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

	Quarter Ended
UNAUDITED ($ in thousands, except per BOE amounts)	3/31/10	12/31/10	3/31/11
G&A per BOE Reconciliation

G&A expense	$9,409	$9,119	$9,829
Less:
Share-based compensation expense	(1,083)	(1,255)	(1,454)
G&A Expense Excluding Share-Based Comp	8,326	7,864	8,375
MBOE	1,745	1,594	1,603
G&A Expense per BOE Excluding Share-Based Comp	$4.77	$4.93	$5.22

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